Exhibit 99.1

Engility Completes Acquisition of Dynamics Research Corporation

Accretive Acquisition Adds Scale and Expands Addressable Market, Customer Base and Capabilities

CHANTILLY, VA – January 31, 2014 – Engility Holdings, Inc. (NYSE: EGL) today announced it has completed the acquisition of Dynamics Research Corporation (“DRC,” NASDAQ: DRCO). DRC is a U.S. government services, information technology and management consulting firm with leading capabilities in Healthcare, Homeland Security, Research & Development, Intelligence, Surveillance & Reconnaissance (ISR), Financial Regulation & Reform, Defense Readiness, Logistics and Command, Control & Communications (C3).

Under the terms of the agreement, which was structured as a tender offer followed by a back-end merger, Engility acquired all outstanding shares of DRC’s common stock for cash at a price of $11.50 per share and paid approximately $89 million to pay off existing debt, transactions fees and expenses. The transaction, which was financed through the $150 million accordion feature on Engility’s existing credit facility, cash on hand and Engility’s existing revolving credit facility, is expected to be accretive to Engility’s 2014 earnings and significantly accretive to 2015 earnings and beyond. Engility will release fourth quarter and full year 2013 financial results and issue 2014 financial guidance on March 13, 2014.

Founded in 1955, DRC has a proven track record of supporting the government’s highest priority programs in the science and engineering, IT, and technical and management consulting markets. DRC’s broad portfolio of over 300 active contracts, with prime positions on key Department of Defense (DoD) and federal civilian agency Indefinite Delivery, Indefinite Quantity (IDIQ) contract vehicles, will expand Engility’s addressable market and further diversify its customer base in the U.S. Air Force, U.S. Navy, Department of Health and Human Services, Department of Veterans Affairs, Department of Homeland Security, Intelligence Community, and other federal civilian and DoD customers. DRC has more than 1,100 employees, is a prime contractor on approximately 80% of its work, and has a track record of solid financial performance, with estimated revenue of $274-277 million and adjusted EBITDA of $24.3-24.7 million for 2013.

“By combining two leading pure-play government services companies that are extremely complementary in nature, we have created a stronger, more efficient organization to support our customers with a wider range of specialized technology and mission expertise. This compelling acquisition is consistent with our strategy to expand our addressable market, customer base and capabilities. In addition, it increases our access to additional key contract vehicles, adds scale to our business and diversifies our revenue base,” said Engility President and CEO Tony Smeraglinolo. “We look forward to leveraging our low-cost business model to better serve DRC’s long-standing customer base, and we are excited to welcome DRC’s highly talented workforce to the Engility team.”

ABOUT ENGILITY CORPORATION

Engility is a pure-play government services contractor providing highly skilled personnel wherever, whenever they are needed in a cost-effective manner. Headquartered in Chantilly, Virginia, Engility is a leading provider of specialized technical consulting, program and business support services, engineering and technology lifecycle support, information technology modernization and sustainment, supply chain services and logistics management, and training and education for the U.S. Government. Engility has approximately 7,000 employees worldwide and achieved revenue of $1.66 billion in 2012. To learn more about Engility, please visit www.engilitycorp.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements related to Engility and DRC, including expectations that the transaction will be accretive to Engility’s earnings, expectations of synergies and cost savings, the combined capabilities of the companies, expectations regarding DRC’s 2013 estimated revenue and EBITDA, expectations regarding expanded market opportunities, size and growth, market and industry trends, and general business outlook. When used in this press release, the words “will,” “expected,” “anticipated,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Such statements are based on a number of assumptions that could ultimately prove inaccurate, and are subject to a number of risk factors, including the inability to achieve anticipated synergies, cost reductions or operating efficiencies without unduly disrupting business operations, unexpected costs associated with, or inability to complete, integration activities in a timely manner, the possibility that key personnel of DRC may not be retained by Engility, responses from competitors, customers, and partners, and uncertainties regarding general economic and business conditions. Engility does not assume any obligation to update any forward looking statement, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially include the following: costs related to the transaction, the competitive environment in our industry and competitive responses to the transaction, as well as risk factors set forth above. Further information on factors which could affect the company’s financial results is provided in documents filed by Engility with the U.S. Securities and Exchange Commission.

CONTACTS

Corporate Communications and Media:	Investor Relations:
Eric Ruff	Dave Spille
Engility Holdings, Inc.	Engility Holdings, Inc.
(703) 375-6463	(703) 375-4221
eric.ruff@engilitycorp.com	dave.spille@engilitycorp.com

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